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Exhibit 21.1

Subsidiaries of Ellora Energy Inc.

Ellora Holdings, LLC, a Delaware limited liability company
Ellora Energy GP, LLC, a Delaware limited liability company
Ellora Operating GP, LLC, a Delaware limited liability company
Ellora LLC, a Colorado limited liability company
Presco Western, LLC, a Colorado limited liability company
English Bay Pipeline, L.P., a Texas limited partnership
Ellora Operating, L.P., a Texas limited partnership
Ellora Land Holdings, L.P., a Texas limited partnership

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  Exhibit 21.1
Subsidiaries of Ellora Energy Inc.